UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

                CONSENT STATEMENT PURSUANT TO SECTION 14(A) OF
             THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]    Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[X]    Soliciting Material Pursuant to sec. 240.14a-12


                                NEOPHARM, INC.
               (Name of Registrant as Specified in its Charter)

  (Name of Person(s) Filing Consent Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                          [NeoPharm Graphic Omitted]

                               IMPORTANT MESSAGE


Dear Fellow NeoPharm Shareholder:

         I am writing to caution you about a development that could have an important bearing on NeoPharm's future. I believe you need to be aware of this development and treat it with care.

         John N. Kapoor, Ph.D., a major shareholder and member of the Company's Board of Directors, has filed solicitation materials with the Securities and Exchange Commission (SEC) and announced his intention to solicit consents to take several actions, including removing the four independent directors that were elected by shareholders less than three months ago at the June 17 Annual Meeting and replacing them with his own, hand-picked slate of nominees.

                               A WORD OF CAUTION

         I believe Mr. Kapoor's campaign will be a costly distraction to management and detrimental to the future direction of Neopharm. Mr. Kapoor appears to be running a campaign to regain the chairmanship of your board and take control of your company without paying for it by holding out the prospect of unrealistic reductions in the Company's costs. Your board and senior management do not believe these reductions are attainable in the magnitude he has indicated without serious harm to the Company's prospects and long-term value to all of our shareholders. Despite our repeated requests, Mr. Kapoor has offered no specific plan as to how he would achieve his unrealistic goals.

         I urge you to treat any communication from Mr. Kapoor with caution.

         In addition, I urge you NOT to sign any WHITE consent card solicited by Mr. Kapoor without first having received and considered information that will be sent to you by NeoPharm's board and senior management in the near future.

         Your Board and senior management will be sending you consent revocation material explaining their position, along with a BLUE revocation of consent card in the coming weeks.

         You may rest assured that your Board will continue to act in the best interests of Neopharm and all its shareholders. Thank you for your continued support.


Sincerely,


/s/ Erick Hanson
Erick Hanson
Chairman of the Board


NeoPharm, its executive officers and its directors (other than Mr. Kapoor) may be deemed to be participants in the solicitation of revocations of consents in response to Mr. Kapoor's consent solicitation. Information regarding persons who may be deemed to be participants in such solicitation on behalf of NeoPharm may be found in NeoPharm's preliminary consent revocation statement dated as of September 9, 2004. You may obtain a copy of the preliminary consent revocation statement without charge by accessing the SEC's website at www.sec.gov, or the company's website at www.neophrm.com.